Exhibit 99.1
Hollywood Media Corp. Divests Hollywood.com
BOCA RATON, Fla., August 27, 2008 — Hollywood Media Corp. (NasdaqGM: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced that it has sold its Hollywood.com and Hollywood.com Television businesses for a purchase price of $10 million, which includes $1 million, which was paid to Hollywood Media at closing, and earn-out payments expected to total $9 million, on the terms described below, to R&S Investments, LLC, an entity owned by Mitchell Rubenstein and Laurie S. Silvers. Mr. Rubenstein is the Chairman and Chief Executive Officer of Hollywood Media and Laurie Silvers is Hollywood Media’s President.
Hollywood.com and Hollywood.com Television (collectively, the “Hollywood.com Business”) revenue represented approximately four percent of Hollywood Media’s total revenue for the 12-month period ended June 30, 2008. During the same period, the Hollywood.com Business generated a net loss of approximately $2,482,482. The transaction does not include the UK-based CinemasOnline, which will remain a subsidiary of Hollywood Media.
The earn-out payments will equal the greater of 10 percent of gross revenue and 90 percent of EBITDA (as defined in the purchase agreement for the transaction) for the Hollywood.com Business until the $9 million earn-out is fully paid. If a subsequent change of control of Hollywood.com occurs before the earn-out is fully paid, the remaining portion of the earn-out would be paid immediately upon such an event, up to the consideration received in such sale. If the aggregate proceeds received in such a change of control are less than the remaining balance of the earn-out, then the surviving entity will be obligated to pay the difference in accordance with the same earn-out terms. If Hollywood.com is resold within three years, Hollywood Media will also receive five percent of any sale proceeds above $10 million. In addition, Hollywood Media has established an escrow account that will fund certain liabilities of the acquired business as may be necessary up to a total of $2.6 million. At the end of the two year escrow period, any balance in the escrow account will be distributed to Hollywood Media.
Hollywood Media plans to focus on its profitable online Broadway Ticketing business (including Broadway.com), which currently has an approximate 10 percent share of the Broadway ticket market. Hollywood Media also owns the UK-based CinemasOnline and a minority interest in MovieTickets.com.
A Special Committee of the Company’s Board of Directors, comprised of independent directors, has approved the transaction. Ladenburg Thalmann provided a fairness opinion to the Special Committee.
About Hollywood Media Corp.
Hollywood Media is now comprised primarily of Internet businesses focused on online ticketing, which include Broadway.com and Hollywood Media’s minority interest in MovieTickets.com. Hollywood Media also owns the UK-based CinemasOnline and its Intellectual Property division.
Note on Forward-Looking Statements
Statements in this press release may be “forward-looking statements” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Hollywood Media can provide no assurance that the full amount of the earn-out will be paid. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties, including, but not limited to, the need to manage our growth and integrate new businesses, our ability to realize anticipated revenues, cost efficiencies and sources of capital, the impact of potential future dispositions or other strategic transactions by Hollywood Media, our ability to develop and maintain strategic relationships, our ability to compete with other media, data and internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission including our Form 10-K for 2007. Such forward-looking statements speak only as of the date on which they are made.

Contact:
Investor Relations Department — Hollywood Media Corp.
L. Melheim — ir@boca.hollywood.com
561-998-8000